Exhibit (10.1)

Company’s Form of Separation Agreement & Release

SEPARATION AGREEMENT & RELEASE

To:    «Employee_Name»
Date:    «Actual_Offer_Date»

«Company» (“P&G”) is willing to provide you with certain assistance following your employment separation from the Company. The following, which is subject to your approval, sets forth our proposed agreement to do so. Your receipt of the benefits described below is conditioned upon your accepting, and abiding by, the terms of this Agreement.

Employment Separation Date:
Your Employment Separation Date will be «Exit_Date», referred to as your “Employment Separation Date.” You understand and agree that if P&G determines that you engaged in misconduct during your employment, or if you fail to perform your work and responsibilities in a satisfactory manner up to and including your Employment Separation Date, P&G may terminate your employment immediately and will not provide, nor be obligated to provide, the payment(s) and other benefits described in this Agreement. Otherwise, unless noted below, your pay and benefits will cease as of your Employment Separation Date.

Separation Payment:
As soon as administratively practical after your Employment Separation Date, P&G will provide you with a Separation Payment of $«Total_Amount», less legally required withholdings and deductions. In no event will payment be made before expiration of the seven-day revocation period discussed below or later than the March 15th of the year following the year which includes your Employment Separation Date. The Separation Payment will be the only monetary assistance P&G provides upon your separation.  Other resources may be available to you as a participant in general compensation and benefit plans, which it will be your responsibility to identify and make any necessary arrangements upon separation.

Amounts you owe to P&G as of your Employment Separation Date, including, but not limited to, wage and/or benefit overpayments and unpaid loans, will also be deducted from the Separation Payment.

Payment for Unvested PST:
If you are not fully-vested in the Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) as of your Employment Separation Date, as soon as administratively practical after your Employment Separation Date, but no later than the March 15th of the year following the year which includes your Employment Separation Date, you will receive a lump sum payment in an amount substantially equivalent to the non-vested credits in your account in the PST.

STAR Awards:
As of your Employment Separation Date, if you were otherwise eligible for a STAR award and you worked at least 28 days (4 calendar weeks) during that fiscal year, you will receive a pro-rated STAR award for that fiscal year. Your STAR award will be pro-rated by dividing the number of calendar days during the fiscal year from July 1 through your Employment Separation Date by 365. However, if you are on a leave of absence prior to your Employment Separation Date, your first day out of the office will be used to calculate the pro-rated percent.

Your STAR award will be paid in cash in the September (but no later than September 15th) immediately following the end of the fiscal year in which you terminate. Any current election for Stock Options will be reverted to cash.

Equity Awards:
Your separation will be treated as a Special Separation for purposes of any outstanding equity awards granted under the Procter & Gamble 2009 Stock and Incentive Compensation Plan or the Gillette Company 2004 Long-Term Incentive Plan and, as a result, you will retain the awards subject to the original terms and conditions of the awards.  You will also retain awards granted under the Procter & Gamble 2014 Stock & Incentive Compensation Plan and the Procter & Gamble 2019 Stock & Incentive Compensation Plan subject to the terms and conditions of those Awards.  For any award granted under the Long-Term Incentive Program (LTIP) and/or Performance Stock Program (PSP) within one year prior to the separation date, that award will be prorated based on the number of days worked in the 12 months following the October grant date, with a minimum of 28 days worked beyond the October grant date.

This Separation Letter & Release does not alter the rights and obligations that you may have under the Procter & Gamble 2019 Stock & Incentive Compensation Plan, the Procter & Gamble 2014 Stock & Incentive Compensation Plan, the Procter & Gamble 2009 Stock and Incentive Compensation Plan, and the Gillette Company 2004 Long-Term Incentive Plan.

Current Health, Dental, and Life Insurance Benefits:
If you are enrolled in P&G’s active health (including medical, prescription drug, and EAP coverage), active dental, and company-paid life insurance coverage, that coverage will continue under the same terms until «Benefits_End_Date».

If you continue to receive P&G active health coverage during the extension of benefits period, that coverage will be impacted if you (or your eligible dependents, including but not limited to your spouse or domestic partner) are or become eligible for Medicare.  For more information on this impact, see the Coordination with Medicare section in the Summary Plan Description for your P&G active health coverage.

If you continue to receive P&G active health coverage during the extension of benefits period, you may be entitled to continue your health and dental coverage under COBRA when the extension of benefits period ends.  If you are entitled to COBRA continuation coverage, you will receive a notice of your right to elect COBRA.

Retiree Medical and Dental Benefits:
If you were eligible for P&G retiree healthcare coverage on your Employment Separation Date, you will be eligible to enroll in P&G’s retiree medical and dental insurance coverage. You are eligible for P&G retiree healthcare coverage if you satisfy the regular retiree eligibility rules (i.e., you are a Regular Retiree) as of your Employment Separation Date. Under the terms of this Agreement, you also are eligible for P&G retiree healthcare coverage as a Special Retiree by satisfying the Rule of 70 as of your Employment Separation Date. You satisfy the Rule of 70 when your full years of age plus your full years of service equal 70. If you are eligible for P&G’s retiree healthcare coverage as either a Regular Retiree or a Special Retiree as of your Employment Separation Date, you should contact P&G Benefits Services before your extension of coverage ends to request retiree healthcare enrollment information. For details regarding the terms and conditions of your retiree health coverage, please refer to and review the summary plan descriptions, available at the P&G Benefits website.
Important Note: If you become employed by a direct competitor of P&G (as determined by P&G’s Chief Human Resources Officer) in an officer and/or director capacity, you will not be eligible for coverage under P&G’s retiree healthcare coverage as long as you remain employed by such competitor. If you have questions, please contact P&G Benefits Services at 1-844-786-6588.[1]

Outplacement Services:
P&G’s preferred third-party provider will provide services to assist you in managing your transition to a new future, based on your interest. Services include pre-decision counseling, career transition programs, and job development opportunities. P&G’s preferred third-party provider will also assist you in preparing for your job search, including résumé preparation, cover letters, other written materials and interview and networking training.
After accepting this Agreement, and after obtaining your manager’s approval, you may begin utilizing outplacement services on a limited basis prior to your Employment Separation Date, consistent with the needs of the business and your responsibilities to complete and/or transition your work. Note that you must begin utilizing outplacement services within 45 days of your Employment Separation Date to be eligible for this benefit.

1 Special rules apply to Gillette Heritage Employees with regard to retiree medical eligibility and the retiree medical cost sharing under the retiree medical plan. If you are a Gillette Heritage Employee, you will receive a separate handout on your retiree medical eligibility.

Retraining:	[Not Applicable].
No Consideration Without Executing this Agreement:
You affirm that you understand and agree that you would not receive the separation payment and/or benefits specified in this Agreement without executing this Agreement and fulfilling the promises contained in it.  Except as provided in this Agreement or under the terms and conditions of an applicable benefit plan or policy sponsored by P&G, you shall not be due any payments or benefits from P&G in connection with your separation from employment.

Continued Employment Through Your Employment Separation Date:
You agree to perform your work and responsibilities as an employee in a satisfactory manner up to and including your Employment Separation Date, including compliance with all provisions of this “Separation Agreement and Release.” If P&G determines that you have engaged in misconduct during your employment, you understand and agree that P&G may terminate your employment immediately and will not provide, nor will it be obligated to provide, you with the Separation payment, medical benefits, outplacement, retraining and other benefits described above. If you have already received any such pay or benefits, you agree to repay them to P&G upon demand.

No Admission of Wrongdoing:
You affirm that you understand and agree that neither this Agreement nor the furnishing of the consideration for this Agreement, including the Separation Payment, shall be deemed or construed at any time for any purpose as an admission by P&G of wrongdoing or evidence of any liability or unlawful conduct of any kind.

Release of Claims – Including Age Discrimination and Employment Claims:
[If the Employee is a resident of: California, Massachusetts, Minnesota, New Jersey, or West Virginia, replace the language below with the State Specific language that can be found here: State Specific Release Language.docx ]

You hereby release P&G from any and all claims or rights you may have against P&G.  The term “P&G” includes, «Company», The Procter & Gamble Company and any of its and their present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, benefit plans, trustees, fiduciaries, servants, representatives, predecessors, successors and assigns.  This release applies to claims about which you now know or may later discover, and includes but is not limited to: (1) claims arising under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621, et seq.; (2) claims arising under any other federal, state or local law, regulation or ordinance or other order that regulates the employment relationship and/or employee benefits; and (3) claims arising out of or relating in any way to your employment with P&G or the conclusion of that employment.  This release does not apply to claims that may arise after the date you sign this letter or that may not be released under applicable law.

You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the P&G health, welfare, or retirement benefit plans as of your Employment Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

Governmental Agencies: Nothing in this Separation Letter & Release prohibits, prevents, or otherwise limits you from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, OSHA, etc.) or in any legislative or judicial proceeding nor does anything in this Separation Letter & Release preclude, prohibit, or otherwise limit, in any way, your rights and abilities to contact, communicate with, or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Separation Letter & Release, including, but not limited to, the release of claims nor the confidential business information, and return of company property clauses, prohibit you from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission or the Occupational Safety and Health Administration. You are not required to notify or obtain permission from P&G when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Separation Letter & Release prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.

Confidential, Proprietary, Trade Secret Information:
Subject to the “Governmental Agencies” portion of the “Release of Claims – Including Age Discrimination and Employment Claims” above, you agree that you will not use or share any confidential, proprietary or trade secret information about any aspect of P&G’s business with any non-P&G employee or business entity at any time in the future. You further agree that you will not obtain, transfer or have in your possession any confidential, proprietary or trade secret information on or after your Employment Separation Date, even information you may have created yourself or to which you may have contributed as a P&G employee. Confidential, proprietary or trade secret information includes, but is not limited to, marketing and advertising plans, pricing information, upstream plans, specific areas of research and development, project work, product formulation, processing methods, assignments of individual employees, testing and evaluation procedures, cost figures, construction plans, and special techniques or methods of any kind.
Notwithstanding the requirements of confidentiality contained in this section, the federal Defend Trade Secrets Act of 2016 immunizes you against criminal and civil liability under federal or state trade secret laws for your disclosure of trade secrets that is made i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or iii) to your attorney for use in a lawsuit alleging retaliation for reporting a suspected violation of law, provided that any document containing the trade secret is filed under seal and you do not otherwise disclose the trade secret, except pursuant to court order.

For the purposes of this section, it shall be conclusively presumed that you have knowledge or information to which you were directly exposed through the actual receipt of memos or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed. The provisions of this section are not in lieu of, but are in addition to, your continuing obligation to not use or disclose P&G’s trade secrets and confidential information known to you until any particular trade secret or confidential information becomes generally known (through no fault of yours). Information regarding products in development, in test market or being marketed or promoted in a discrete geographic region, which information P&G is considering for a broader use, shall not be deemed generally known until such broader use is actually commercially implemented. Also, “generally known” means known throughout the domestic United States industry or, if you have job responsibilities outside of the United States, the appropriate foreign country or countries’ industry.
If any restriction in this section is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be modified and interpreted to extend only over the maximum period of time, range of activities or geographic area so that it may be enforceable.
If you are a participant in the Procter & Gamble 2009 Stock and Incentive Compensation Plan you are also bound by the terms of Article F – Restrictions & Covenants of those plans, which are incorporated herein by reference.
If you are a participant in the Procter & Gamble 2019 Stock and Incentive Compensation Plan or the Procter & Gamble 2014 Stock and Incentive Compensation Plan, you are also bound by the terms of Article 6 – Restrictions and Covenants of those plans which are incorporated herein by reference.

If any restriction in this section is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be modified and interpreted to extend only over the maximum period of time, range of activities or geographic area so that it may be enforceable.

If you are a participant in the Procter & Gamble 2009 Stock and Incentive Compensation Plan you are also bound by the terms of Article F – Restrictions & Covenants of those plans, which are incorporated herein by reference.

If you are a participant in the Procter & Gamble 2019 Stock and Incentive Compensation Plan or the Procter & Gamble 2014 Stock and Incentive Compensation Plan, you are also bound by the terms of Article 6 – Restrictions and Covenants of those plans which are incorporated herein by reference.
Non-Solicitation:
You acknowledge, as a participant in the Procter & Gamble 2019 Stock and Incentive Compensation Plan, the Procter & Gamble 2014 Stock & Incentive Compensation Plan, the Procter & Gamble 2009 Stock and Incentive Compensation Plan, the Procter & Gamble 2001 Stock and Incentive Plan, the Procter & Gamble 1992 Stock Plan, and/or the Gillette Company 2004 Long-Term Incentive Plan that you are bound to comply with the Plans’ non-solicitation obligations. Specifically, you agree that you will not, for 5 years following your Employment Separation Date, attempt to directly or indirectly induce any employee of P&G or its affiliates or subsidiaries to be employed or perform services elsewhere or attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of P&G or its affiliates or subsidiaries.

Acknowledgements and Affirmations:
Subject to the “Governmental Agencies” portion of the “Release of Claims – Including Age Discrimination and Employment Claims” above, you affirm that you have not filed, caused to be filed, or presently are a party to any claim against P&G.
You affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Agreement. To the extent that you are required to report hours worked, you affirm that you have reported all hours worked as of the date you sign this Agreement.
You affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
You further affirm that you have no known workplace injuries or occupational diseases that have not been reported.

Assignment of Intellectual Property:	You will promptly and fully disclose, transfer and assign to P&G all inventions and any other intellectual property (collectively “Intellectual Property”) made or conceived by you during your employment with P&G. You agree to fully cooperate in executing any papers required for establishing or protecting the Intellectual Property and for establishing P&G’s ownership, even if such cooperation is necessary after your Employment Separation Date.
Return of P&G Property:
You agree that by your Employment Separation Date, you will return to P&G in good condition all of its equipment, materials and information that were in your possession, custody or control (including, but not limited to, work product, notes, files, memoranda, instructional or personnel manuals, computers, phones, iPads, tablets files, documents, credit cards, keys and identification badges). You further agree that you will provide your manager with all passwords to P&G electronic communication and data systems before your Employment Separation Date.

You understand and agree that technical, product, business, financial, personnel, and other physical or personal property that you received, prepared, or helped to prepare in connection with your employment with P&G, is P&G property and must be returned to P&G prior to your Employment Separation Date. You further understand and agree that if P&G later discovers that you retained and/or forwarded to yourself P&G property, you will have violated the terms of this Separation Letter & Release, P&G will not be obligated to provide the benefits described in this Letter, and you will be required to return any benefits received under this Separation Letter & Release.

Ethics Compliance:
Subject to the “Governmental Agencies” portion of the “Release of Claims – Including Age Discrimination and Employment Claims” above, you agree that you provided P&G all information known to you regarding any violations of the Procter & Gamble Worldwide Business Conduct Manual and/or any other violations of P&G policy or the law.

Severability:	If any court of competent jurisdiction or arbitrator should later find that any portion of this Agreement is invalid, that invalidity will not affect the enforceability of any other portion of this Agreement.
Employment References:	Pursuant to P&G’s standard policies, in connection with any and all potential employers seeking references directly from P&G, you agree to refer all such reference inquiries to P&G’s employment verification vendor. Information can be found on the GetHelp Portal by searching “Employment and Income Verification”.
No Reliance:	This Agreement sets forth the entire agreement between you and P&G and fully supersedes any prior agreements or understanding between the parties except that if you are a participant in the Procter & Gamble 2009 Stock and Incentive Compensation Plan, the terms of Article F – Restrictions & Covenants of those plans remain in full force and effect and are incorporated herein by reference and if you are a participant in the Procter & Gamble 2019 Stock and Incentive Compensation Plan or the Procter & Gamble 2014 Stock and Incentive Compensation Plan, the terms of Article 6 – Restrictions & Covenants of those plans remain in full force and are in effect and are incorporated herein by reference. In deciding to accept this Agreement, you agree that you have not relied upon any statements or promises by P&G, its managers, agents or employees, other than those set forth in this Agreement. No other promises or agreements concerning the matters described in this Agreement shall be binding unless in a subsequent document signed by these parties.
Your Attorney:	You acknowledge that you have been and hereby are advised to consult with legal counsel before accepting this Agreement and have either done so or have voluntarily declined to do so.

Timing for Acceptance or Revocation:
You have forty-five (45) calendar days in which to consider this Agreement in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. If you choose to sign this Agreement, please do so by indicating your acceptance of this Agreement with your electronic signature in P&G’s electronic system. We advise you to consult with an attorney of your choosing prior to signing this Agreement. Further, you may within seven (7) calendar days following the date you accept this Agreement, cancel and terminate the Agreement by giving written notice of your intention to revoke the Agreement to your immediate manager, and by returning to P&G any remuneration or benefits that have been advanced to you in anticipation of your not revoking your Agreement and to which you are not entitled. If notice of your revocation is mailed, it must be postmarked within seven (7) calendar days after you sign this Agreement.
You agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to forty-five (45) calendar day consideration period.

Applicable Law:	Ohio law will apply in connection with any dispute or proceeding concerning this Agreement without regard to Ohio’s conflict of laws provisions.

The benefits described in this Agreement and pursuant to the Summary Plan Description for the Procter & Gamble Basic Separation Program for U.S. Employees (to be obtained from your HR Business Partner), are the special benefits you will receive by signing this Agreement. To the extent this Agreement describes benefits under other benefit plans and policies sponsored by P&G, these special benefits are also described in the summary plan descriptions for those plans. As such, nothing in this Agreement amends or changes the terms of any P&G-sponsored employee benefit plan or policy.

After your Employment Separation Date, you will no longer be an active P&G employee, which may affect your coverage under those plans and policies. For example, plans may require that you enroll in Medicare to be eligible for coverage. For more information on how not being an active P&G employee may affect your coverage, please refer to and review the summary plan descriptions for each plan.

To accept this separation package according to the terms of the above Agreement, go back to the e-mail and electronic link you received and click on the “Accept” button. By clicking “Accept,” you acknowledge that you have read the entire Agreement, that you understand it, and that you voluntarily accept its terms. You further agree that you understand that it is a legally binding agreement, that you have been advised to consult with an attorney, that you have been given 45 days to consider the Agreement, and that you can revoke your acceptance within seven days of accepting the Agreement by providing written notification to your immediate manager. If you do not wish to accept the terms of this Agreement, click on the “Decline” button.